UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

RAND CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement Rand Capital Corporation

Rand Capital Corporation

2200 Rand Building

Buffalo, New York 14203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

The 2019 Annual Meeting of Shareholders of Rand Capital Corporation (the “Corporation”) will be held on Monday, December 30, 2019 at 10:30 a.m. at The Buffalo Club, (Business Attire Required) Millard Fillmore Conference Room, 388 Delaware Avenue, Buffalo, New York, 14202 for the following purposes:

1.	To elect five Directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

2.	To approve, by advisory vote, executive compensation.

3.	To ratify the selection of Freed Maxick CPAs, P.C. as our independent registered public accounting firm for the year ending December 31, 2019.

4.	To approve a reverse stock split and a related form of amendment to the Corporation’s Certificate of Incorporation, as amended, pursuant to which, when and if finally approved by the Corporation’s board of directors, each shareholder will receive one share of our common stock in exchange for no fewer than seven (7) shares and no greater than ten (10) shares owned at that time, with the exact ratio to be determined by the Corporation’s board of directors.

5.	To consider and act upon such other business as may properly come before the meeting.

Shareholders of record at the close of business on November 26, 2019 are entitled to notice of, and to vote at the annual meeting, and any adjournment thereof.

December 3, 2019	By order of the Board of Directors,
Buffalo, New York

Daniel P. Penberthy
Executive Vice President, Chief Financial Officer and Secretary

IMPORTANT NOTICE REGARDING

INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON

DECEMBER 30, 2019

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS

IS AVAILABLE AT: http://www.viewproxy.com/RAND/2019AM

Proxy 1

Proxy Statement Rand Capital Corporation

Rand Capital Corporation

2200 Rand Building

Buffalo, New York 14203

Proxy Statement

GENERAL INFORMATION

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Rand Capital Corporation (“Rand” or the “Corporation” or “we”) for the Annual Meeting of Shareholders to be held on December 30, 2019 (“Annual Meeting”). Only shareholders of record at the close of business on November 26, 2019 (“Record Date”) are entitled to notice of and to vote at the Annual Meeting, and at any adjournment thereof. On the Record Date, Rand had 14,655,321 shares of common stock (net of treasury shares), par value $.10 per share (“shares”), outstanding and entitled to vote at the Annual Meeting.

Each share entitles the holder to one vote. Shares cannot be voted at the Annual Meeting unless the shareholder is present or represented by proxy. If the enclosed form of proxy is returned properly executed and dated, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions contained in the proxy, unless the proxy is revoked prior to its exercise. Any shareholder may revoke a proxy by executing a subsequently dated proxy or a notice of revocation, provided that the subsequent proxy or notice is delivered to the Corporation prior to the taking of a vote, or by voting in person at the Annual Meeting.

Under the New York Business Corporation Law (the “BCL”) and our by-laws, the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum of the shareholders to take action at the Annual Meeting. The shares that are present at the Annual Meeting or represented by a proxy will be counted for quorum purposes. Proxies submitted with abstentions and broker non-votes will be counted in determining whether or not a quorum is present. Under the BCL and the Corporation’s by-laws, once a quorum is established, (i) Directors standing for election are to be elected by a plurality of the votes cast, (ii) Proposal 2 (advisory vote to approve executive compensation) and Proposal 3 (ratification of the appointment of the registered public accounting firm) are to be approved by a majority of votes cast in favor of the matter and (iii) Proposal 4 (vote on a reverse stock split and a related form of amendment to the Corporation’s certificate of incorporation) is to be approved by the affirmative vote of a majority the Corporation’s outstanding shares entitled to vote at the Annual Meeting. Except with respect to Proposal 4, votes withheld, broker non-votes, and abstentions will not be counted as votes cast on any matter and will have no effect on the results of the vote. With respect to Proposal 4, broker non-votes, if any, and abstentions will have the same effect as a vote against the proposal. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions on how to vote from the beneficial owner.

This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about December 4, 2019. A copy of Rand’s annual report, which contains Rand’s financial statements accompanies this Proxy Statement.

Proxy 2

Proxy Statement Rand Capital Corporation

We will bear all costs of soliciting proxies for the Annual Meeting. We estimate that we will pay Alliance Advisors, LLC, our proxy solicitor, a fee of approximately $6,000 to solicit proxies, plus we will reimburse Alliance Advisors, LLC for all out-of-pocket expenses that they incur, though the cost of this proxy solicitation process could be lower or higher than our estimate. We may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, our Directors, our officers and the employees of Rand Capital Management LLC, the Corporation’s external investment adviser (“RCM”), may solicit proxies in person or by telephone, and they will receive no additional compensation therefor.

If you have any questions concerning the Annual Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares, please contact Alliance Advisors, LLC:

Call Toll-Free: (844) 853-0931

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Our office is located at 2200 Rand Building, Buffalo, New York 14203 and our telephone number is 716-853-0802.

EXPLANATORY NOTE REGARDING THE EXTERNALIZATION IN NOVEMBER 2019

On November 8, 2019, the Corporation entered into an investment advisory and management agreement (the “Advisory Agreement”) and an administration agreement (the “Administration Agreement”) with RCM (the “Externalization”). The Board of Directors unanimously approved the Advisory Agreement and the Administration Agreement at an in-person meeting on January 24, 2019 and the Corporation’s shareholders approved the Advisory Agreement at a special meeting of shareholders held on May 16, 2019. Following the Externalization, all of the Corporation’s employees, including its executive officers, became employees of RCM and no longer receive any direct compensation from the Corporation. The Corporation’s day-to-day investment operations are managed by RCM and services necessary for its business, including the origination and administration of its investment portfolio are provided by individuals who are employees of RCM. RCM acts as the Corporation’s investment adviser and administrator pursuant to the terms of the Advisory Agreement and the Administration Agreement. The Corporation reimburses RCM for its allocable portion of expenses incurred by it in performing its obligations under the Administration Agreement. The address of RCM is 2200 Rand Building, Buffalo, New York 14203.

Proxy 3

Proxy Statement Rand Capital Corporation

BENEFICIAL OWNERSHIP OF SHARES

Unless otherwise indicated, the following table sets forth beneficial ownership of our shares on November 15, 2019, by (a) persons known by us to be beneficial owners of more than 5% of the outstanding shares, (b) the Directors, nominees for Director, and the named executive officers of Rand, and (c) all Directors and executive officers as a group. For purposes of the table, the address for each of our Directors, nominees for Director and named executive officers is c/o 2200 Rand Building, Buffalo, NY 14203. Unless otherwise stated, each person named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by that person.

	Amount and Nature of	Percent
Beneficial Owner	Beneficial Ownership (1)	of Class (4)
(a) More than 5% Owners:

East Asset Management, LLC (“East”)	8,425,620	57.5%
7777 NW Beacon Square Blvd.
Boca Raton, FL 33487

User-Friendly Phone Book, LLC	1,455,993	9.9%
10200 Grogan’s Mill Road, Suite 440
The Woodlands, TX 77380

(b) Directors, nominees for Director and named executive officers:

Benjamin E. Godley	95,268	*
Allen F. Grum	173,642	1.2%
Adam S. Gusky (2)	8,425,620	57.5%
Erland E. Kailbourne	40,000	*
Ross B. Kenzie	113,000	*
Jayne K. Rand	115,433	*
Robert M. Zak	85,000	*
Daniel P. Penberthy	84,467	*

* Less than 1%.

(c) All Directors and executive officers as a group
(eight persons) (3)	9,132,430	62.3%

(1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission (“SEC”).

(2) Mr. Gusky is the Chief Investment Officer of East and may be deemed to have beneficial ownership of the shares held directly by East by virtue of his position with East. Mr. Gusky disclaims beneficial ownership of the shares held by East.

(3) Except as noted in footnote 2 above with respect to Mr. Gusky, members of the group have sole voting and investment power over these shares.

(4) Percent of Class calculated based on 14,655,321 shares (net of treasury shares) outstanding at the Record Date.

Proxy 4

Proxy Statement Rand Capital Corporation

PROPOSAL 1.	ELECTION OF DIRECTORS

Five Directors are to be elected at the Annual Meeting. Three of the nominees, Messrs. Grum, Kailbourne and Zak, were each elected at the last Annual Meeting of Shareholders held in April 2018. Messrs. Gusky and Godley were each first appointed as a director of Rand in November 2019. Messrs. Gusky and Godley were each designated for nomination for election to the Board of Directors by East pursuant to the terms of that certain shareholder agreement, dated as of November 8, 2019, by and between Rand and East (the “Shareholder Agreement”). The directorship terms for Ross B. Kenzie and Jayne K. Rand will expire at the Annual Meeting. Following the Annual Meeting, the size of the Board of Directors will be reduced to five directors.

Each of the nominees was recommended for election by the Governance and Nominating Committee, which is comprised of independent Directors. Each of the nominees has consented to serve as a Director if elected. If at the time of the Annual Meeting any nominee should be unable to serve, it is the intention of the persons designated as proxies to vote, in their discretion, for such other person as may be designated as a nominee by the Board of Directors.

Director Independence

Of the current Directors nominated for election at the Annual Meeting, the Board of Directors has affirmatively determined that the following non-employee Directors are “Independent Directors” under the rules of the SEC and under the rules and guidelines of the Nasdaq Stock Market: Benjamin E. Godley, Erland E. Kailbourne and Robert M. Zak. In addition, the Board of Directors has affirmatively determined that the following non-employee Directors whose terms expire at the Annual Meeting were “Independent Directors” under the rules of the SEC and under the rules and guidelines of the Nasdaq Stock Market during 2018: Ross B. Kenzie and Jayne K. Rand. Therefore, a majority of Rand’s seven-person Board of Directors is, as currently constituted before the Annual Meeting, independent as so defined. The Board of Directors has determined that there are no relationships between Rand and any of the Directors determined to be independent, other than service on its Board of Directors and compensation paid to those Directors. In addition, Reginald B. Newman II, who served as the Chairman of the Board during 2018 until his death on April 7, 2018, was also determined to be an independent Director during such term of service.

The nominees for election as a Director at the Annual Meeting have been selected by the Independent Directors of the Board upon the recommendation of Rand’s Governance and Nominating Committee, which is comprised solely of Independent Directors in compliance with the requirements of Nasdaq Rule 5605(e)(1).

Allen F. Grum and Adam S. Gusky have each been determined to be an “interested person” under Section 2(a)(19) of the Investment Company Act of 1940, as amended (“Investment Company Act”) with respect to Rand. Directors who are determined to be interested persons do not qualify as Independent Directors under the rules and guidelines of the Nasdaq Stock Market.

Proxy 5

Proxy Statement Rand Capital Corporation

The Board of Directors, with reference to the SEC rules and the Nasdaq Stock Market rules and guidelines, also determined that:

●	each member of the Audit Committee, the Governance and Nominating Committee, and the Compensation Committee during 2018 was independent under the applicable Nasdaq Stock Market rules and guidelines and SEC rules for purposes of determining independence of members of each of those committees;

●	the compensation paid to the executive officers of Rand during 2018 was determined by a majority of the Independent Directors of the Board of Directors;

●	each member of the Audit Committee during 2018 also met the additional independence requirements under Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nasdaq Rule 5605(c)(2)(a); and

●	each member of the Compensation Committee during 2018 also met the independence requirements under the rules and guidelines of Nasdaq Rule 5605(d)(2).

Rand’s Chairman, Mr. Kailbourne, served as chair of meetings of the independent Directors. “Executive sessions” of the independent Directors occurred at least twice during 2018. The Corporation also held separate committee meetings of the Board of Directors during 2018, which committees were comprised of independent Directors.

Board Leadership Structure

Erland E. Kailbourne has served as Chairman of the Board of Directors of the Corporation since 2018 and is not an “interested person” under Section 2(a)(19) of the Investment Company Act with respect to Rand. His long-standing business experience is important to the Board of Directors’ discussions. Robert M. Zak was appointed Vice Chair on November 5, 2014 and is not an “interested person” under Section 2(a)(19) of the Investment Company Act with respect to Rand. Allen F. Grum has served as President and Chief Executive Officer since 1996 and qualifies as an “interested person” under Section 2(a)(19) of the Investment Company Act with respect to Rand. The Corporation believes that separating the Chairman and President (CEO) roles provides independent oversight of the Corporation, enhanced leadership by the Independent Directors, and a check on management.

The Board’s Role in Risk Oversight

The Board’s role in the Corporation’s risk oversight process consists of receiving regular reports from Rand’s senior management on areas of material risk to the Corporation, including portfolio valuation, operational, financial, legal, regulatory and compliance, strategic and reputational risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) reviews these reports from management to understand and provide input on the management of these risks.

Shareholder Communications

Communications to an individual Director, to non-employee Directors as a group, or to the entire Board of Directors, should be addressed as follows: Erland E. Kailbourne, Security Holder Board Communications, 2200 Rand Building, Buffalo, New York, 14203, with an indication of the individual or subgroup (if any) to whose attention the communication is directed. All security holder communications addressed in that manner will be delivered directly to Mr. Kailbourne, who will receive communications for the Board of Directors and non-employee Directors, and who will deliver the communication unopened to any individually indicated Director.

Meeting Attendance

Except for Messrs. Gusky and Godley who were appointed to the Board of Directors in November 2019, all of the current Directors attended the 2018 Annual Meeting. Directors are expected to attend the Annual Meeting, but such attendance is not required.

Proxy 6

Proxy Statement Rand Capital Corporation

Information Regarding Directors, Nominees for Director, and Executive Officers

The following table provides information concerning all persons who are nominees for Director or executive officers of Rand. Rand is not part of a fund complex.

Name, Age and Address	Position(s) held with Fund	Length of Time Served as a Director(1)	Business Experience and Occupations During Last Five Years	Other Director- ships (2)
Directors Standing for Election who are Interested Persons
Allen F. Grum (3) (61) c/o 2200 Rand Building Buffalo NY 14203	President and Chief Executive Officer of Rand and a Director	1996

President and Chief Executive Officer since 1996. In addition, Mr. Grum has served on the investment committee of RCM, which is the external investment adviser for the Corporation and responsible for all aspects of the Corporation’s investment process, and as the President and Chief Executive Officer of RCM since November 2019. Prior to his position as President and CEO, Mr. Grum served as Senior Vice President of Rand Capital Corporation commencing in June 1995. From 1994 to 1995, Mr. Grum was Executive Vice President of Hamilton Financial Corporation and from 1991-1994 he served as Senior Vice President of Marine Midland Mortgage Corporation. Mr. Grum serves on a number of Boards of Directors of companies in which Rand Capital Corporation has an investment. His in-depth knowledge of Rand Capital Corporation’s operations, and the industries in which the Corporation operates makes Mr. Grum qualified to serve as a Director.

				None
Adam S. Gusky (3) (45) c/o 2200 Rand Building Buffalo NY 14203	Director	2019

Mr. Gusky has been the Chief Investment Officer of East since its inception in 2010 and has served on the investment committee of RCM, which is the external investment adviser for the Corporation and responsible for all aspects of the Corporation’s investment process, since November 2019. Prior to joining East, Mr. Gusky worked for CNN/Sports Illustrated and o2 Wireless Solutions. Mr. Gusky earned both his Master of Business Administration (class of 2006) and his Bachelor of Arts degrees from Duke University (class of 1997). Mr. Gusky’s extensive knowledge of deal structuring and financing transactions obtained during his service as the Chief Investment Officer for East makes Mr. Gusky qualified to serve as a Director.

				None

Proxy 7

Proxy Statement Rand Capital Corporation

Directors Standing for Election who are not Interested Persons
Benjamin E. Godley (56) c/o 2200 Rand Building Buffalo NY 14203	Director	2019

Mr. Godley is the founder of Contributor Development Partnership (“CDP”) and became its Chief Executive Officer in 2018. CDP is a public benefit corporation focused on improving the operational efficiency and revenue generation capacity of the public media system. Prior to becoming CEO of CDP, Mr. Godley worked for WGBH (which is the largest producer of PBS content). Mr. Godley joined WGBH in 2008 as Executive Vice President, was named Chief Operating Officer in 2010, and was additionally named President of Business Services in 2017. Prior to joining WGBH, Mr. Godley served as Senior Advisor/Deputy National Finance Director on Mitt Romney’s 2008 presidential campaign, and a member of Governor Romney’s senior staff as Director of Governmental Affairs for the Commonwealth. Earlier in his career, Mr. Godley co-founded and was President and CEO of CGN Marketing & Creative Services and also held marketing and management roles at Hill & Knowlton and IBM. Mr. Godley’s significant business experience both in the private and not-for-profit sectors provides invaluable expertise as a Director of Rand.

			None
Erland E. Kailbourne (78) c/o 2200 Rand Building Buffalo, NY 14203	Director and Chairman of the Board	1999

Director of Albany International, Inc. since 1999 and served as its Chairman of the Board from May 2008 until February 2019. From January 2006 until May 2015, Mr. Kailbourne was a Director of Financial Institutions, Inc. and its subsidiary Five Star Bank. He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. From 1995 to 2000, he was Vice Chairman State University of New York (SUNY). He was Chairman and Chief Executive Officer of Fleet Bank, also a subsidiary of Fleet Financial Group, Inc., from 1993 until its merger into Fleet National Bank in 1997. He is a Director of REV LNG, LLC, Albany International Corporation, Allegany Co-op Insurance Company, Conemaugh Valley Insurance Company, and The Thomas and Laura Moogan Foundation. Mr. Kailbourne’s extensive banking and financial experience provide necessary attributes as a Director of Rand.

			Director of Albany International, Inc.

Proxy 8

Proxy Statement Rand Capital Corporation

Robert M. Zak (61) 250 Main Street Buffalo, NY 14202	Director and Vice Chair of the Board	2005

Since 1995, Mr. Zak has been President and Chief Executive Officer of Merchants Mutual Insurance Company, which operates under the trade name Merchants Insurance Group. Mr. Zak joined Merchants in 1985. Prior to that, his career was in public accounting. Mr. Zak served as a director of Manning & Napier, Inc. from November 2011 until June 2016. Mr. Zak’s executive leadership and public accounting experience provide desirable attributes as a Director of Rand.

			None
Non-Director Executive Officers
Daniel P. Penberthy (3) (56) c/o 2200 Rand Building Buffalo, NY 14203	Executive Vice President, Treasurer and Chief Financial Officer of Rand	N/A

Mr. Penberthy has served as Treasurer of Rand since August 1997. Since January 2002, Mr. Penberthy has served as Executive Vice President, and he has continued to serve as the Chief Financial Officer since 1997. In addition, Mr. Penberthy has served on the investment committee of RCM, which is the external investment adviser for the Corporation and responsible for all aspects of the Corporation’s investment process, and as the Executive Vice President and Chief Financial Officer of RCM since November 2019. From 1993 to 1997, Mr. Penberthy served as Chief Financial Officer for both the Greater Buffalo Partnership (formerly the Chamber of Commerce) and the Greater Buffalo Convention and Visitors Bureau. Prior thereto, from 1990 to 1993, Mr. Penberthy was employed by Greater Buffalo Development Foundation and KPMG.

			None

(1)	Indicates initial year in which such person became a Director. All Directors’ terms of office will be through the next annual meeting of shareholders and until their successors have been duly elected and qualified.

(2)	Indicates directorships of companies with a class of equity securities registered under Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act, or registered as an investment company under the Investment Company Act.

(3)	Deemed to be an interested person under Section 2(a)(19) of the Investment Company Act due to affiliations with RCM. In addition, with respect to Mr. Gusky, due to his position as Chief Investment Officer of East and, with respect to Messrs. Grum and Penberthy, due to their respective positions as an officer of the Corporation.

The Board of Directors of the Corporation unanimously recommends a vote FOR the election of the nominees named in this Proxy Statement.

Proxy 9

Proxy Statement Rand Capital Corporation

Approximate Value of Investments in Rand

The following table indicates the range of value as of November 15, 2019 of the shares of Rand (the “Fund”) beneficially owned by each Director and nominee for Director of Rand. Rand is not part of a family of investment companies.

Dollar Range of Equity
Name of Director or Nominee	Securities in the Fund

(a) Directors who are not Interested Persons:

Benjamin E. Godley	Over $100,000
Erland E. Kailbourne	Over $100,000
Robert M. Zak	Over $100,000
Ross B. Kenzie	Over $100,000
Jayne K. Rand	Over $100,000

(b) Directors who are Interested Persons:

Adam S. Gusky	None
Allen F. Grum	Over $100,000

COMMITTEES AND MEETING DATA

The Committees of the Board of Directors had the following members during 2018:

Governance and
Compensation Committee	Nominating Committee	Audit Committee

Robert M. Zak (Chair)	Erland E. Kailbourne (Chair)	Ross B. Kenzie (Chair)
Erland E. Kailbourne	Ross B. Kenzie	Erland E. Kailbourne
Jayne K. Rand	Jayne K. Rand	Robert M. Zak

In 2018, the full Board met eight times, the Audit Committee met four times, the Governance and Nominating Committee met three times and the Compensation Committee met two times. During 2018, all Directors attended 100% of the aggregate number of meetings of the Board and of committees of which each respective Director was a member.

Compensation Committee

The Compensation Committee was comprised during 2018 of independent Board members, each of whom meet the independence requirements of the Nasdaq Stock Market and applicable law, and advised the independent members of the Board of Directors with respect to the compensation of the executive officers and reviewed the criteria that form the basis for management compensation. None of the persons on the Compensation Committee during 2018 were “interested persons” as defined in Section 2(a)(19) of the Investment Company Act.

The compensation levels of Rand’s President/CEO and Executive Vice President/CFO for 2018 were recommended by Rand’s Compensation Committee and approved by the independent members of the Board of Directors, which represents a majority of its membership.

Proxy 10

Proxy Statement Rand Capital Corporation

The Compensation Committee’s charter may be accessed at Rand’s website, www.randcapital.com.

Governance and Nominating Committee

The primary purposes of the Governance and Nominating Committee include:

●	developing, recommending to the Board of Directors and assessing corporate governance policies for Rand;

●	overseeing the evaluation of the Board of Directors and its committees; and

●	recommending to the Board of Directors the individuals qualified to serve on Rand’s Board of Directors for election by shareholders at each annual meeting of shareholders, and recommending to the Board of Directors candidates to fill vacancies on the Board of Directors.

The Governance and Nominating Committee’s charter may be accessed at Rand’s website, www.randcapital.com. None of the persons that served the Governance and Nominating Committee during 2018 were “interested persons” as defined in Section 2(a)(19) of the Investment Company Act. The Governance and Nominating Committee during 2018 was comprised of members each of whom met the independence requirements of the Nasdaq Stock Market.

Nomination of Directors

The Governance and Nominating Committee, as part of its responsibilities under its Charter, oversees the identification of qualified individuals to serve on the Board.

We seek Directors who have the required and appropriate skills and characteristics, including business experience and personal skills in finance, marketing, business and other areas that are necessary to contribute to an effective Board of Directors and who meet the criteria set forth in Rand’s Corporate Governance Guidelines. We identify new Director candidates from prominent business persons and professionals in the communities Rand serves or who have a shared interest in the types of investments in which Rand transacts. We consider nominees of shareholders in the same manner as other nominees.

If a vacancy occurs on the Board of Directors, or if the size of the Board of Directors is changed, the Governance and Nominating Committee may recommend candidates to the Board of Directors for election. The Board of Directors may elect a new Director to fill any unexpired term of the seat. Annually, the Governance and Nominating Committee will recommend a slate of new and/or continuing candidates for the Board of Directors. The Board of Directors will select a slate of nominees for Director from recommendations of the Governance and Nominating Committee, and submit the slate of nominees to be voted on by shareholders at Rand’s next annual meeting of shareholders. Rand’s by-laws provide that an annual meeting of shareholders shall be held on the date that the Board of Directors shall determine. The number of Directors on the Board is determined by the Board of Directors, but in no event may it be less than three Directors.

Pursuant to the terms of the Shareholder Agreement, East has the right to designate two or three persons, depending upon the size of the Board of Directors, for nomination for election to the Board of Directors. East will have the right to designate (i) up to two persons if the size of the Board of Directors is composed of fewer than seven directors or (ii) up to three persons if the size of the Board of Directors is composed of seven or more directors. East’s right to designate persons for nomination for election to the Board of Directors under the Shareholder Agreement is the exclusive means by which East may designate or nominate persons for election to the Board of Directors.

Proxy 11

Proxy Statement Rand Capital Corporation

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Governance and Nominating Committee will apply the criteria set forth in Rand’s Corporate Governance Guidelines. These criteria include the candidate’s experience, business skill set and the ability to act in the interests of all shareholders. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Governance and Nominating Committee in the director identification and nomination process. The Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, and backgrounds. The Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Rand believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Code of Conduct and Business Ethics

Rand’s Code of Conduct and Business Ethics Policy each requires that all employees, officers and Directors avoid conflicts of interest that interfere with the performance of their duties or the best interests of the Corporation. The Business Ethics Policy also includes additional procedures as provided by Rule 17j-1 under the Investment Company Act to prevent employees, officers and Directors from abusing their access to information about the Corporation’s investments.

Rand has adopted a Code of Conduct that applies to Rand’s Chief Executive Officer, Chief Financial Officer, and Vice President of Finance, and a Business Ethics Policy applicable to Rand’s Directors, officers and employees. The Code of Conduct and the Business Ethics Policy are each available in the Governance section of Rand’s website at www.randcapital.com.

They are also available in print to any shareholder who requests them. Rand will disclose any substantive amendments to, or waiver from provisions of, the Code of Conduct made with respect to the Chief Executive Officer, Chief Financial Officer or Vice President of Finance on its website.

Audit Committee

The Board of Directors has determined that none of the members of the Audit Committee during 2018 were “interested persons” as defined in Section 2(a)(19) of the Investment Company Act. During 2018, the Audit Committee was comprised of independent Directors, all of whom meet the independence requirements of the Nasdaq Stock Market and the rules of the SEC. The Board of Directors has determined that, for purposes of 2018, Ross B. Kenzie was an audit committee financial expert (as defined by SEC regulations) and each of the other members of the Committee also have qualifications and experience to be considered financial experts.

Proxy 12

Proxy Statement Rand Capital Corporation

The Audit Committee’s charter may be accessed at Rand’s website, www.randcapital.com. The Audit Committee reviews the scope and results of the annual audit, receives reports from Rand’s independent registered public accountants, and reports the Audit Committee’s findings and recommendations to the Board of Directors.

The Audit Committee has adopted necessary reporting procedures for the confidential submission, receipt, retention and treatment of accounting and auditing complaints.

Factors used in the Audit Committee’s Assessment of the External Auditor Qualifications and Work Quality:

The Audit Committee is responsible for appointment, compensation and oversight of external auditors.

The Audit Committee annually reviews the Corporation’s independent registered public accountants’ (the “audit firm”) performance and independence in deciding whether to continue to retain such audit firm. In the course of these reviews, the Audit Committee considers, among other things:

●	The quality and efficiency of the audit firm’s historical and recent audit plans.

●	The audit firm’s capabilities and expertise in handling the breadth and complexity of private equity accounting, portfolio valuation and public company reporting.

●	The desired balance of the audit firm’s experience and fresh perspective occasioned by mandatory audit partner rotation every five years, and the audit firm’s periodic rotation of other audit management.

●	Public Company Accounting Oversight Board (PCAOB) reports on the audit firm, if any.

●	The appropriateness of the audit firm’s fees, which the Audit Committee evaluates, reviews and approves.

●	The effectiveness of the audit firm’s communications and working relationships with the Audit Committee and our management.

●	The audit firm’s independence and objectivity.

●	The audit firm’s tenure, having served as the Corporation’s independent registered public accounting firm since 2003.

●	Evaluation of the audit by our management and the Audit Committee.

The Audit Committee considers non-audit fee/services provided when assessing auditor independence.

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Proxy Statement Rand Capital Corporation

Independent Registered Public Accountant (“Independent Accountant”) Fees

The aggregate fees for each of the last two fiscal years for services rendered by Freed Maxick CPAs, P.C. (“Freed”) are as follows:

Fee Description	2018	2017
Audit	$111,975	$108,475
Audit Related	$0	$0
Tax	$37,827	$31,000
All Other	$0	$0

For fiscal years 2018 and 2017, all of the services of Freed described in the above categories were pre-approved by the Audit Committee.

Audit Fees

This category consists of fees for the audit of annual consolidated financial statements, review of consolidated financial statements included in quarterly reports on Form 10-Q and services that are normally provided by the independent accountant in connection with statutory and regulatory filings or audit engagements for those fiscal years.

Audit Related Fees

This category consists of assurance and related services by the independent accountant that are reasonably related to the performance of the audit and review of consolidated financial statements and are not reported under audit fees.

Tax Fees

This category consists of professional services rendered by the independent accountant for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical advice provided by Freed.

All Other Fees

This category consists of fees not covered by Audit Fees, Audit Related Fees and Tax Fees.

Estimates of annual audit, quarterly review and tax fees to be paid during the year are submitted annually to the Audit Committee for its review and pre-approval and then budgeted for by Rand. All other non-audit services must be pre-approved by the Audit Committee prior to engagement, as required by the Audit Committee’s charter.

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Proxy Statement Rand Capital Corporation

Audit Committee Report

The Audit Committee has reviewed and discussed Rand’s audited consolidated financial statements with management. In addition, the Audit Committee has discussed with Rand’s independent registered public accountants, Freed Maxick CPAs, P.C., the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received the written disclosures and the letter from Freed Maxick CPAs, P.C. required by the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed it with them.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Rand’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Ross B. Kenzie, Chair

Erland E. Kailbourne

Robert M. Zak

The information provided in the preceding Audit Committee Report will not be deemed to be “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act, unless in the future the Corporation specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

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Proxy Statement Rand Capital Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Explanatory Note regarding Externalization in November 2019

Following the Externalization in November 2019, all of the Corporation’s employees, including the NEOs, became employees of RCM and no longer receive any direct compensation from the Corporation. The Corporation reimburses RCM for its allocable portion of expenses incurred by it in performing its obligations under the Administration Agreement, including its allocable portion of the cost of certain of the Corporation’s officers and their respective staffs, and RCM for certain expenses under the Advisory Agreement.

Introduction

This Compensation Discussion and Analysis discusses the Corporation’s compensation programs and philosophy during the Corporation’s operation in 2018 as an internally-managed business development company under the Investment Company Act. It also discusses the Compensation Committee’s determination of how and why, in addition to what, compensation actions were taken with respect to the NEOs during such period. As discussed above, upon completion of the Externalization in November 2019, all of the Corporation’s employees, including the NEOs, became employees of RCM and no longer receive any direct compensation from the Corporation.

Rand’s principal executive officer is its President/Chief Executive Officer, Allen F. Grum, and Rand’s principal financial officer is its Executive Vice President/Chief Financial Officer, Daniel P. Penberthy. They were Rand’s Named Executive Officers (“NEOs”).

The President/Chief Executive Officer and Executive Vice President/Chief Financial Officer served as the Management and Investment Committee of Rand’s wholly owned subsidiary, Rand Capital SBIC, Inc. (“Rand SBIC”), and were parties to a Profit Sharing Plan (the “Profit Sharing Plan”) of Rand SBIC that was adopted by Rand as a requirement for the licensing of Rand SBIC as a Small Business Investment Company by the U.S. Small Business Administration (“SBA”).

The Compensation Committee, all of the members of which are independent Directors of the Board, made determinations and recommendations to the Board of Directors with respect to the compensation of the NEOs during 2018. Each member during 2018 (i) satisfied all of the independence requirements under the current rules and guidelines of the Nasdaq Stock Market as discussed under the “Director Independence” section of the Proxy Statement; (ii) was an “outside Director” (as defined in the regulations pursuant to Section 162(m) of the IRS Code), and (iii) was a non-employee Director (as defined in Rule 16b-3 of the Exchange Act). The Compensation Committee’s responsibilities and authority are set forth in the Compensation Committee charter, which is disclosed on Rand’s website. The Compensation Committee recommendations are then reviewed by the independent Directors of the Board, who are responsible for establishing such compensation. During 2018, Rand’s President/Chief Executive Officer was responsible for establishing the compensation of Rand’s staff other than the NEOs.

Objectives of Rand’s Compensation Programs and What they are Designed to Reward

Prior to Externalization, Rand depended on the management and analytical abilities of its NEOs for its long-term success and the enhancement of long-term shareholder value. The objectives of Rand’s compensation programs are to provide appropriate levels of compensation, reward above average corporate performance, recognize individual initiative and achievement, attract and retain qualified individuals to contribute to Rand’s success, and motivate management to enhance shareholder value.

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Proxy Statement Rand Capital Corporation

Key Elements of Rand’s Compensation Plans Prior to Externalization and Why they were Paid:

●	Base Salary – Base salaries meet the objectives of attracting and retaining the management talent needed to operate the business successfully. Individual salary amounts are not determined by formulas, but instead reflect the Compensation Committee’s judgment with respect to each NEO’s responsibility, performance, experience and past compensation, internal equity considerations and other factors, including NEO retention. Annually, the Board, on recommendation of the Compensation Committee, set base salaries for the NEOs that it believed were appropriate given the scope of their duties and responsibilities.

●	Bonus – Rand provided the opportunity to earn bonuses to its NEOs and staff to motivate them to achieve results that exceed the annual budget and provide value to the Corporation. A bonus, if any, is based on a qualitative consideration of individual and Corporation performance. For purposes of determining whether a bonus was warranted for 2018 performance, the Compensation Committee considered the Corporation’s operating performance, the price performance of the Corporation’s common shares, the change in the Net Asset Value per share and the accomplishments of each officer during the year, including the achievement of strategic initiatives. The Compensation Committee considers, and may make appropriate adjustments for, unusual items that are deemed to be outside the control of the NEOs. Based upon the Compensation Committee’s analysis, a $50,000 bonus was awarded to each of the NEOs for 2018 to reflect the progress on strategic initiatives, SBA approval, increase in interest income and the transactions with East.

●	Profit Sharing Plan – Rand provided long-term incentives to its NEOs through the Profit Sharing Plan, which allowed them to participate in the growth of Rand’s portfolio and aligned their interests with those of Rand’s shareholders. The terms of Rand’s license to operate Rand SBIC require that it maintain a profit sharing plan, which provides for payment by Rand of designated percentages of net realized capital gains (net of all realized capital losses and unrealized depreciation) of Rand SBIC. Amounts paid or accrued pursuant to the Profit Sharing Plan cannot exceed 20% of Rand’s net income in a given year. The Compensation Committee does not have discretion to change the amounts due under the Profit Sharing Plan. For 2018 no amounts were accrued nor paid pursuant to the Profit Sharing Plan and as a result, no amounts are expected to be paid in 2019 pertaining to 2018 portfolio exits.

●	Equity – Although we believe that equity ownership by management enhances shareholder value, restrictions imposed by the Investment Company Act preclude Rand from offering stock options or other equity incentives to its NEOs at any time when they participate in a profit sharing plan. The Compensation Committee believes that each of the NEOs owns shares in Rand that are significant to their respective net worth.

●	Standard Employee Benefits – Rand provided employee benefits it considered competitive and necessary to attract and retain talented personnel. Rand maintained a 401(k) plan for its employees under which participants may elect to contribute up to 20% of their compensation on a pretax basis, to a maximum of $18,500 ($24,500 if age 50 or over) for 2018. Rand made a contribution of 1% of compensation for each participant and matched participant contributions up to 5% of compensation, subject to IRS annual compensation and contribution limits. Rand could also elect to contribute discretionary amounts under the 401(k) plan as determined by the Board. No discretionary amounts have been contributed since the 401(k) plan’s inception. Rand also provided life insurance and automobile reimbursement benefits to its NEOs.

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Proxy Statement Rand Capital Corporation

Consideration of Prior Shareholder Advisory Vote on Executive Compensation

At our Annual Meeting, we will provide our shareholders the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs. At the 2018 Annual Meeting of Shareholders, our shareholders cast 1,418,622 votes, or 95%, in favor of approving the compensation of our NEOs and 58,972 votes, or 4%, against approving such compensation, with 16,694 votes, or 1%, abstaining. Our Compensation Committee and Board value the opinions expressed by our shareholders, including the non-binding advisory vote on executive compensation. We are mindful of the strong support our shareholders expressed for our philosophy of seeking to link compensation to our operating and strategic objectives and the enhancement of shareholder value. As a result, our Compensation Committee took the results of the advisory vote on executive compensation into account in determining that our 2018 and 2019 executive compensation policies remain consistent with our policies in prior years emphasizing the performance, alignment, and retention objectives described above.

How the Amounts of Each Element of Compensation are Determined and How They Fit Into Rand’s Overall Compensation Objectives

Salary, Bonus and Profit Sharing

The Compensation Committee determined that the amount of the base salary paid to each of the NEOs for 2018 was in the best interests of shareholders. A discretionary bonus payment was paid for 2018 to each of the NEOs for the reasons noted previously. The NEOs did not earn a profit sharing payment under the Profit Sharing Plan in 2018. In making its determination regarding compensation for each of the NEOs, the Compensation Committee considered whether the salaries, bonuses and profit sharing amounts due to its NEOs were consistent with the compensation philosophy described above.

The Analysis Used in Setting Compensation Levels

When making individual compensation decisions for NEOs, the Compensation Committee took many factors into account, including the individual’s role and responsibilities, performance, and experience; the overall performance of Rand; the recommendations of Board committee chairs; the individual’s past compensation; and a comparison to the other NEO of Rand. The Compensation Committee had the right to engage a compensation consultant to provide insight into setting compensation levels.

Specifically, the Compensation Committee has considered factors such as:

●	total compensation in relation to Rand’s size, and the composition and performance of its investments and total investment capital available;

●	Rand’s success in identifying appropriate investment opportunities and returns on its investments;

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Proxy Statement Rand Capital Corporation

●	the value of Rand’s assets in accordance with Accounting Standards Codification 820 “fair value measurement”;

●	the responsibilities and duties of the NEOs;

●	whether there has been any adjustment or potential recovery of prior payments resulting from the restatement of prior performance measures upon which bonus or profit sharing awards were based (no such adjustments or recovery occurred during 2016, 2017 or 2018); and

●	realized income from investment exits in the consolidated Rand and Rand SBIC portfolios.

Evaluating Performance

The Compensation Committee evaluated the performance of the NEOs annually, and consults with the other Directors and committee chairs regarding that performance. The Compensation Committee also sought the advice of the President and Chief Executive Officer in connection with the performance evaluation for the other NEO; however, the President and Chief Executive Officer is not present when the Compensation Committee met to evaluate his performance and recommend compensation for the NEOs.

The Compensation Committee used discretion in qualitatively evaluating individual performance and considered the following factors, among others, in recommending to the Board any annual bonus awards to the NEOs: the input of other Board Committee Chairs, and each NEO’s contribution to Rand’s leadership, management, strategic planning, business development, and investment returns.

Change in Control Agreements

During 2018, each of our NEOs was a party to a Change in Control Agreement with the Corporation. The Corporation and the Board of Directors believed that maintaining a Change in Control Agreement with each of our NEOs was in the best interest of the Corporation and its shareholders as it would assist in retaining our leadership in the event of a change in control and provided our NEOs with reasonable financial security in the case of a loss of employment resulting from a change in control.

The Change in Control Agreements provided each NEO with a right to receive certain payments in the event that (i) such NEO’s employment was terminated without cause (as defined in the Change in Control Agreement) (other than for death or disability (as defined in the Change in Control Agreement)) in connection with, or within eighteen months after, a Change in Control of the Corporation or (ii) such NEO terminated his employment in connection with, or within eighteen months after, a Change in Control for “good reason,” which was defined in the Change in Control Agreements as (i) a change in the location at which such NEO performs his duties for the Corporation to a new location that is at least 50 miles from the prior location; (ii) a material decrease in the NEO’s authority, duties or responsibilities; (iii) a reduction in the NEO’s annual base salary or (iv) a reduction in the NEO’s annual bonus and profit sharing opportunity as compared to the opportunity for the prior fiscal year. As defined in more detail in the Change in Control Agreements, a “Change in Control” was defined as the occurrence of any of the following events: (1) any person or entity becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the total voting power of the Corporation’s outstanding securities; (2) a merger or consolidation of the Corporation, other than one that results in the outstanding voting securities of the Corporation prior to such merger or consolidation representing at least 50% of the total voting power after such merger or consolidation; (3) the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets or (4) a change in the composition of the Board of Directors that results in fewer than a majority of the Directors being Incumbent Directors (as defined in the Change in Control Agreements).

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Proxy Statement Rand Capital Corporation

Upon the occurrence of such events, the Change in Control Agreements provided for a lump sum payment to the NEO from the Corporation in an amount equal to (i) the NEO’s annual base salary then in effect plus (ii) the average of the annual incentive bonus amounts and profit sharing payments earned by the NEO for the last five fiscal years ended prior to the NEO’s employment termination date. However, the amount of this payment per NEO could not exceed (and was to be otherwise reduced in order not to exceed) 1.5% of the total equity capitalization of the Corporation implied by the Change in Control event. Prior to receipt of such payment, the Change in Control Agreements required the NEO to execute a general release agreement, which includes a general release of claims against the Corporation by the NEO and agreements by the NEO to comply with ongoing confidentiality and non-disparagement obligations.

Each of the Change in Control Agreements were cancelled without any payment to the NEOs on November 8, 2019 in connection with the closing of the Corporation’s stock sale transaction with East.

Accounting and Tax Treatments of Compensation

The Compensation Committee’s policy was to structure compensation in a way that allowed it to be fully tax deductible, where doing so would further the purposes of the executive compensation programs. The Compensation Committee also considered it important to retain flexibility to design compensation programs that recognize a full range of criteria important to Rand’s success, even where compensation payable under the programs may not have been fully tax deductible.

Compensation Consultant

During 2018, the Corporation did not utilize a compensation consultant.

Profit Sharing Plan

We believe Rand’s base salaries, bonuses and the Profit Sharing Plan collectively create an appropriate focus on long-term objectives and promote NEO retention. The terms of the SBA’s license for Rand’s SBIC subsidiary require it to maintain a profit sharing plan that provides for payment to the NEOs of the designated percentages of the net realized capital gains (net of all unrealized capital losses and unrealized depreciation) of Rand’s SBIC subsidiary. The Compensation Committee does not have discretion to change the amounts due under the Profit Sharing Plan.

Under the Profit Sharing Plan, Rand pays its NEOs cumulative profit sharing payments equal to 12% of realized capital gains of Rand SBIC, net of realized capital losses and unrealized depreciation of Rand SBIC, for each fiscal year of Rand SBIC, computed in accordance with the Profit Sharing Plan.

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Proxy Statement Rand Capital Corporation

The profit sharing payments are shared equally between Rand’s two NEOs, who are fully vested in the Profit Sharing Plan. Under the Investment Advisers Act of 1940 (Section 205) (b)(3)) requirements, the aggregate amount which may be paid or accrued under the Profit Sharing Plan and any other incentive based plan maintained by Rand during any fiscal year, may not exceed 20% of Rand’s net income after taxes, as defined, for that fiscal year. In accordance with Investment Company Act requirements, a majority of the members of the Board who were not interested persons approved the Profit Sharing Plan on the basis that it is reasonable and fair to Rand’s shareholders, and does not involve overreaching of Rand or its shareholders on the part of any person concerned.

In 2018, no payments were due or payable to the NEOs under the Profit Sharing Plan.

Disbursement Triggers on Non-Equity Incentive Compensation

Realized gains from portfolio exits are typically received by Rand in a combination of lump sum payment (cash) and a release of escrow 12 to 24 months following closing. Profit sharing payments under the Profit Sharing Plan that are accrued by the Corporation are typically disbursed to the NEOs upon the receipt of cash proceeds. If a loss or deduction to funds held in escrow occurs due to post-closing adjustments or claims, the pro-rata profit sharing obligation payable to NEOs under the Profit Sharing Plan is forfeited. No money was accrued at December 31, 2018 nor expected to be paid in 2019 pertaining to the profit sharing plan.

Risk Considerations in our Compensation Program

The compensation of the NEOs consists of fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so executives do not feel pressured to focus exclusively on short-term gains or annual stock price performance, which may be to the detriment of long-term appreciation and other business metrics. The variable (bonus and profit sharing) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, bonuses are qualitatively determined by the Compensation Committee and approved by the Board. For long-term performance, profit sharing is determined based on realized income from portfolio investment exits, net of realized and unrealized losses and depreciation. In addition, the following risk mitigation components exist:

●	Bonus payments are not tied directly to specific financial metrics, which reduces the risk that management is incented inappropriately to achieve desired targets and performance metrics;

●	Maintenance of the Profit Sharing Plan is required under the terms of the SBA’s license for our SBIC subsidiary, and the SBA’s requirement to maintain the Profit Sharing Plan suggests that it believes that the Profit Sharing Plan provides for compensation to participants in an appropriate manner and in appropriate amounts;

●	Profit sharing payments under the Profit Sharing Plan are limited by the Investment Advisors Act of 1940 to 20% of Rand’s net income after taxes as defined in any fiscal year;

●	The Board, Compensation Committee and independent registered public accountants review all profit sharing calculations prior to disbursement;

●	Each NEOs’ personal investment portfolios include significant amounts of Rand’s shares, which aligned their interests with the interests of our other shareholders in Rand’s long-term success and stock price appreciation. At the end of 2018, Allen F. Grum owned 173,642 shares and Daniel P. Penberthy owned 84,467 shares.

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Proxy Statement Rand Capital Corporation

●	The Profit Sharing Plan and our approach to payment of bonuses each have been in place for a number of years, and we have seen no evidence that they encourage unnecessary or excessive risk taking;

●	Rand has specific quarterly reporting, review and approval processes with its Board of Directors, which we believe are adequate to prevent manipulation by any employee, including our NEOs; and

●	The compensation and bonus of non-executive officers are qualitatively determined by the President and Chief Executive Officer, which we believe encourages a balanced approach to overall corporate performance.

Conclusion

Through the compensation and incentive structure described above, a significant portion of the amounts that may be payable as compensation have been, and will continue to be, contingent on Rand’s performance, and realization of incentive benefits is closely linked to increases in long-term shareholder value. Rand remains committed to this philosophy of pay for performance, recognizing the volatility of Rand’s investments may result in highly variable compensation from year to year.

In January 2019, the independent Directors of the Board approved a 5.8% increase in base salary for Mr. Grum, and a 10.9% increase in base salary for Mr. Penberthy.

Anti-Hedging Policy

As part of the Corporation’s insider trading policy, the Corporation’s directors, officers and employees are prohibited from engaging (i) in any short sales of the Corporation’s securities, (ii) in any transaction involving puts, calls and other derivative instruments that relate to or involve the Corporation’s securities or (iii) in any hedging or other monetization transactions or similar arrangements involving the Corporation’s securities.

Compensation Committee Interlocks and Insider Participation

During 2018, none of the members of the Compensation Committee was an officer or employee or former officer or employee of Rand or had any relationship with respect to Rand that would require disclosure under Regulation S-K, Item 404.

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Proxy Statement Rand Capital Corporation

Summary Compensation Table

The following table sets forth information with respect to the compensation paid or earned for the 2018, 2017 and 2016 fiscal years to each NEO. Rand is not part of a fund complex.

Name and Principal Position (1)	Year	Salary (2)	Bonus (2)(3)	Non-Equity Incentive Plan Compensation(3)(7) (Profit Sharing Plan)	All Other Compensation (4)(5)	Total Compensation (6)
Allen F. Grum, President and Chief Executive Officer	2018	$245,000	$50,000	$0	$16,500(4) $16,666(5)	$328,166
	2017	$240,000	$0	$0	$16,020(4) $16,666(5)	$272,686
	2016	$223,871	$0	$635,026	$15,989(4) $16,060(5)	$890,946
Daniel P. Penberthy, Executive Vice President and Chief Financial Officer	2018	$230,000	$50,000	$0	$16,500(4) $10,797(5)	$307,297
	2017	$225,000	$0	$0	$16,020(4) $10,797(5)	$251,817
	2016	$207,880	$0	$635,026	$15,473(4) $12,024(5)	$870,403

(1)	Mr. Grum is Rand’s principal executive officer, and Mr. Penberthy is Rand’s principal financial officer.

(2)	Represent amounts earned, prior to employee 401(k) contributions.

(3)	Bonuses and non-equity incentive plan compensation were fully accrued as of December 31 of the respective year. Bonus amounts were disbursed subsequent to the respective year-end and, non-equity incentive compensation is expected to be paid in installments following receipt of respective realized gain proceeds, to include the completion of the escrow holdback period, which typically occurs in a 12 – 24 month period following exit from an investment.

(4)	Includes contributions made by Rand to the 401(k) plan account for the NEOs. Rand’s 401(k) plan is available to all Rand employees. Under the 401(k) plan, participants may elect to contribute up to 20% of their compensation on a pretax basis by salary reduction up to a maximum of $18,500 ($24,500 if age 50 or over) for 2018. For eligible employees, Rand makes a contribution of 1% of compensation and matches employee contributions up to 5%, subject to IRS annual compensation and contribution limits. In addition, Rand may elect to contribute an annual discretionary amount as determined by the Board of Directors. In 2018, 2017 and 2016, Rand did not make a discretionary contribution to the 401(k) plan.

(5)	Amount indicated includes the cost of life insurance, disability insurance and business automobile reimbursement benefits.

(6)	Non-equity incentive compensation from the Corporation’s Profit Sharing Plan was 0% of total compensation for the NEOs in 2018. Total salary and bonus for the NEOs approximated 90%, 89% and 97% of total compensation in 2018, 2017 and 2016, respectively.

(7)	Non-equity incentive plan compensation consists of payments under the Profit Sharing Plan (in each case 6% of net realized capital gains of Rand SBIC as defined in the Profit Sharing Plan).

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Proxy Statement Rand Capital Corporation

Option Plan

Rand does not have any outstanding equity awards, options or stock vesting rights.

Pension Benefits

Rand does not provide any tax-qualified defined benefit plan or supplemental executive retirement plan, or similar plan that provides for specified retirement payments or benefits.

DIRECTOR COMPENSATION

Effective January 1, 2016, Board compensation was changed so that each Board member receives a $25,000 per annum stipend for Board and Committee service, and per meeting fees were eliminated. Committee Chairs receive an additional stipend of $2,500 (Audit), $1,000 (Compensation) or $1,000 (Governance and Nominating). The Board Chair receives an additional $10,000 retainer. No other forms of compensation are utilized; however, Rand reimburses out-of-town Directors for travel and out-of-pocket expenses incurred in connection with their service on our Board.

The following table sets forth information with respect to the compensation paid to or earned by each non-employee Director for 2018. Rand did not pay or accrue any other compensation to Directors for 2018.

Name	Fees Earned or Paid in Cash
Erland E. Kailbourne	$31,000
Ross B. Kenzie	$27,500
Reginald B. Newman, II(1)	$16,250
Jayne K. Rand	$25,000
Robert M. Zak	$26,000

(1)	Mr. Newman served as Chairman of the Board until his death on April 7, 2018.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our President and Chief Executive Officer. The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our President and Chief Executive Officer to the median of the annual total compensation of our other employees. We determined our median employee based on base salary, as reflected in our payroll records, for each of our three employees (excluding the President/Chief Executive Officer) as of December 31, 2018. The annual total compensation of our median employee (other than the President/Chief Executive Officer) for 2018 was $175,820. As disclosed in the Summary Compensation Table, our President/Chief Executive Officer’s annual total compensation for 2018 was $328,166. Based on the foregoing, our estimate of the ratio of the annual total compensation of our President/Chief Executive Officer to the median of the annual total compensation of all other employees was 1.9 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Proxy Statement Rand Capital Corporation

Related Person Transactions

For the year ended December 31, 2018, there were no transactions, or proposed transactions, exceeding $120,000 in which the Corporation was or is a participant in which any related person had or will have a direct or indirect material interest.

In November 2019, the Corporation entered into the Advisory Agreement and the Administration Agreement with RCM. The Board of Directors unanimously approved the Advisory Agreement and the Administration Agreement at an in-person meeting on January 24, 2019 and the Corporation’s shareholders approved the Advisory Agreement at a special meeting of shareholders held on May 16, 2019. The Corporation’s day-to-day investment operations are managed by RCM and services necessary for its business, including the origination and administration of its investment portfolio are provided by individuals who are employees of RCM. RCM acts as the Corporation’s investment adviser and administrator pursuant to the terms of the Advisory Agreement and the Administration Agreement. The Corporation reimburses RCM for its allocable portion of expenses incurred by it in performing its obligations under the Administration Agreement.

In order to ensure that the Corporation does not engage in any related-party transactions with any persons affiliated with the Corporation, the Corporation requires that the Audit Committee must review in advance any “related-party” transaction, or series of similar transactions, to which the Corporation or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which such related party had, or will have, a direct or indirect material interest.

Directors’ and Officer’s Liability Insurance

Rand has an insurance policy from Peleus Insurance Company effective from March 31, 2019 to March 31, 2020 that indemnifies (1) Rand for any obligation incurred as a result of its indemnification of its Directors and officers under the provisions of the BCL and Rand’s by-laws, and (2) Rand’s Directors and officers as permitted under the BCL and Rand’s by-laws. The policy covers all Directors and officers of Rand from March 31, 2019 to March 31, 2020 for a total premium of $34,244. From December 31, 2018 to March 31, 2019, Rand had an insurance policy that covered all Directors and officers of Rand from Illinois National Insurance Company for a total premium of $6,719. No sums have been paid to Rand or its Directors or officers under the insurance contract.

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Proxy Statement Rand Capital Corporation

PROPOSAL 2.	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Subject to the rules of the SEC, we are providing shareholders with the opportunity to vote at the Annual Meeting on an advisory resolution, commonly referred to as a “say-on-pay” proposal, which will express whether or not they approve of the compensation paid to Rand’s NEOs and is required by Section 14A of the Exchange Act. The compensation of Rand’s NEOs is described under the heading “Compensation Discussion and Analysis” in this Proxy Statement.

The Compensation Committee and the Board of Directors have developed the philosophy and policies described in the Compensation Discussion and Analysis for the purpose of attracting, retaining, and motivating NEOs who will help Rand to achieve its strategic and financial goals. The Compensation Discussion and Analysis and the tabular disclosures regarding NEO compensation, together with the accompanying narrative disclosures, allow you to view the trends in compensation and the application of our compensation philosophy and practice over the years presented.

Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders of Rand Capital Corporation approve the compensation paid to its NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.”

Your vote is advisory and will not be binding upon the Board of Directors. We believe that both Rand and its shareholders will benefit by maintaining a constructive dialogue between the Board and Rand’s shareholders regarding executive compensation arrangements. This proposal is one aspect of Rand’s corporate governance program and practices that helps to promote a dialogue that is intended to develop long-term shareholder value.

Section 14A of the Exchange Act also requires that shareholders have the opportunity, at least once every six years, to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two, or three years. At our 2017 Annual Meeting of Shareholders held on April 20, 2017, our shareholders indicated their preference for an advisory vote on the compensation of our NEOs to be held annually, which annual frequency was also the recommendation of our Board. Our Board subsequently determined that we will hold an advisory vote to approve the compensation of our NEOs on an annual basis.

Our Board of Directors recommends that you vote FOR the advisory approval of Rand’s compensation of its NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

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Proxy Statement Rand Capital Corporation

PROPOSAL 3.	RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Freed Maxick CPAs, P.C. (“Freed”), independent registered public accounting firm, as our auditors for the year ending December 31, 2019. Although shareholder approval of the selection of Freed is not required by the Investment Company Act or our by-laws, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the Annual Meeting, our Audit Committee may reconsider its selection of Freed.

Representatives of Freed are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that you vote FOR the ratification of the selection of Freed as our independent registered public accounting firm for the 2019 fiscal year.

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Proxy Statement Rand Capital Corporation

PROPOSAL 4.	APPROVAL OF REVERSE STOCK SPLIT AND AMENDMENT TO CERTIFICATE
OF INCORPORATION

Approval of this Proposal 4 would permit (but not require) the Board of Directors to effectuate a reverse stock split pursuant to which a number of shares in a range not less than seven (7) shares and no greater than ten (10) shares will be combined into a single common share, with the exact ratio between 7:1 and 10:1 to be determined by the Board of Directors in its sole discretion (the “Reverse Stock Split”). The Board of Directors has initially approved the Reverse Stock Split and a related form of amendment to the Corporation’s certificate of incorporation, as amended (the “Certificate of Incorporation”), and believes that it is, at this time, in the Corporation’s best interests to undertake the Reverse Stock Split in order to increase the trading price of our shares on the Nasdaq Stock Market. The Board of Directors believes that such an increased trading price will make our shares more attractive to a wider array of investors. However, following the receipt of shareholder approval, the determination as whether to proceed with the Reverse Stock Split and exact ratio of the Reverse Stock Split will be determined by the Board of Directors in its sole discretion and, if the Board of Directors determines to proceed with the Reverse Stock Split, the exact ratio of the Reverse Stock Split will be publicly announced by the Corporation prior to the effective time of the split. Any fractional shares resulting from the Reverse Stock Split will be paid in cash in lieu of issuing a fractional share based on the closing price of a share of our common stock on the Nasdaq Stock Market immediately following the effective time of the Reverse Stock Split. We believe that enabling the Board of Directors to set the ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our shareholders. In determining a ratio of the Reverse Stock Split, if any, following the receipt of shareholder approval, the Board of Directors may consider, among other things, factors such as:

●	the historical trading prices and trading volume of our shares;

●	the number of shares outstanding;

●	the then-prevailing trading price and trading volume of our shares and the anticipated or actual impact of the Reverse Stock Split on the trading price and trading volume for our shares; and

●	prevailing general market and economic conditions.

Depending on the ratio for the Reverse Stock Split determined by the Board of Directors, no fewer than every seven (7) and no more than every ten (10) shares, including shares held in the Corporation’s treasury, will be combined into one share. The Reverse Stock Split will not change the authorized number of common shares or preferred shares of the Corporation, or the par value of the Corporation’s common shares or preferred shares.

The Reverse Stock Split does not require the approval of any federal or state regulatory agency and our shareholders are not entitled to dissenter’s rights in connection therewith. Your approval of the Reverse Stock Split will also constitute approval of the following amendment to our Certificate of Incorporation, which we will file if required by law or otherwise deemed advisable by the Board with the Secretary of State of the State of New York:

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Proxy Statement Rand Capital Corporation

“Effective [**], 20[**] at [**a.m./p.m.] (the “Effective Time”), each [*] Common Share, par value $0.10 per share, issued and outstanding, or held as treasury shares, immediately prior to the Effective Time will automatically be combined into, and thereafter represent, one validly issued, fully paid and non-assessable Common Share, par value $0.10 per share, of the Corporation without any further action by the Corporation or the holder thereof, subject to the treatment of fractional shares as described below (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any holder of issued and outstanding Common Shares who would otherwise be entitled to a fractional share as a result of the Reverse Stock Split shall receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of the Corporation’s common stock on the Nasdaq Stock Market on the last trading day preceding the Effective Time (as adjusted to give effect to the Reverse Stock Split). The Reverse Stock Split will not change the number of authorized shares, or the par value thereof, set forth in Paragraph 4.(a), and will not effect any change with respect to the Common Shares and Preferred Shares authorized but unissued at the Effective Time. Each stock certificate that, immediately prior to the Effective Time, represented Common Shares shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole Common Shares into which such shares were combined as a result of the Reverse Stock Split (as well as the right to receive cash in lieu of fractional shares as described above).”

*         This number will equal no fewer than seven (7) and no more than ten (10), with the exact number to be determined by our Board of Directors.

**       To be completed at time of filing.

If this Proposal 4 is approved at the Annual Meeting and if the Board of Directors determines to proceed with the Reverse Stock Split, the Corporation anticipates that the Reverse Stock Split will be effected after the Corporation has declared and paid its expected special dividend to shareholders. As previously disclosed to shareholders, the Corporation intends to declare and pay to shareholders a special dividend that is expected to be in an amount equal to the Corporation’s previously undistributed “accumulated earnings and profits” since inception, which amount is currently estimated to be approximately $17 million in the aggregate. In order for the Corporation and its subsidiary, Rand Capital SBIC, Inc., to qualify to elect to be taxed as regulated investment companies (“RICs”) for U.S. federal tax purposes (the “RIC Election”), the Corporation must, among other things, distribute the Corporation’s previously undistributed “accumulated earnings and profits” to shareholders. The special dividend is expected to be paid approximately 80% in shares of the Corporation’s common stock and 20% in cash. RIC qualification also requires meeting specified source-of-income and asset-diversification requirements. As a RIC, the Corporation generally will not have to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes to the shareholders. However, despite it being the Corporation’s current intention to declare and pay the special dividend to shareholders, because any such dividend payment will require action of the Board in the future based on relevant factors and considerations affecting the Corporation at that time, we cannot assure you that the special dividend, or any other dividend or distribution, will be paid to shareholders.

In connection with the RIC Election, the Board intends to adopt a new dividend policy that includes regular cash dividends to shareholders. Under this new dividend policy, the Board intends to distribute at least 90% of the Corporation’s annual “investment company taxable income”, which is generally equal to the sum of our net ordinary income plus the excess of our realized net short-term capital gains over our realized net long-term capital losses determined without regard to any deduction for distributions paid, to shareholders through a quarterly cash dividend. However, we also cannot assure you that the Corporation will ever adopt a new dividend policy that includes regular cash dividends to shareholders.

The exact timing of the effective date of the Reverse Stock Split, if it occurs, will be determined by the Board of Directors based upon its evaluation as to when such action will be most advantageous to us and our shareholders. The Board of Directors may delay the effectiveness of the Reverse Stock Split for up to 12 months or more following the date of approval of this Proposal 4. In addition, the Board of Directors may, notwithstanding shareholder approval and without further action by the shareholders, determine not to proceed with the Reverse Stock Split if, at any time prior to the effectiveness of the Reverse Stock Split, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of the Corporation and our shareholders to do so.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

The primary reason for proposing the Reverse Stock Split is to increase the per share market price of our shares, which are currently listed for trading on the Nasdaq Stock Market under the symbol “RAND.” The Board of Directors believes that the Reverse Stock Split will result in a higher per share trading price, which is intended to generate greater investor interest in the Corporation and improve the marketability and accessibility of the shares to a broader range of investors, particularly as the Corporation believes that there are some mutual funds and other institutional investors that are unwilling or unable to acquire or hold shares of a publicly-traded company when the price per share of such company is similar to our current trading price levels of less than $5.00 per share. This issue regarding the trading price per share of the Corporation’s common stock may become particularly more acute after the completion of the proposed special dividend to shareholders as the special dividend is expected to be paid approximately 80% in shares of the Corporation’s common stock and 20% in cash, and may result in a decrease in the per share market price of our shares.

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Proxy Statement Rand Capital Corporation

Although the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our shares, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our shares. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our shares will increase following the Reverse Stock Split or that the market price of our shares will not decrease in the future. Additionally, the market price per share after a Reverse Stock Split may not increase in proportion to the reduction in the number of shares outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our shares after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

We will not effectuate the Reverse Stock Split if it would cause our shares to be (i) held by less than 300 shareholders of record to the extent such shares are held by greater than 300 shareholders of record prior to the Reverse Stock Split, or (ii) subject to delisting from the Nasdaq Stock Market.

How the Reverse Stock Split will be Effectuated

The Reverse Stock Split would become effective upon the date determined by the Board of Directors and, if required by law or otherwise deemed advisable by our Board, upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of New York, or, in the event that the Certificate of Amendment specifies a later time of effectiveness, such later time. The exact timing of the effectiveness of the Reverse Stock Split will be determined by the Board of Directors, in its sole discretion. In addition, the Board of Directors may, notwithstanding shareholder approval of this Proposal 4 and without further action by the shareholders, elect not to proceed with the Reverse Stock Split if, at any time prior to effectiveness of the Reverse Stock Split, the Board of Directors, in its sole discretion, determines that it is no longer in our best interests and the best interests of our shareholders to proceed with the Reverse Stock Split. The Board of Directors may delay the effectiveness of the Reverse Stock Split for up to 12 months or more following the date of approval of this Proposal 4.

Depending on the ratio for the Reverse Stock Split determined by our Board, a minimum of every seven (7) and a maximum of every ten (10) shares, including shares held in the Corporation’s treasury, will be combined into one new share. Based on 14,655,321 shares issued and outstanding as of November 15, 2019, immediately following the Reverse Stock Split the Corporation would have approximately 2,093,617 shares issued and outstanding if the ratio for the Reverse Stock Split is 1-for-7, and approximately 1,465,532 shares issued and outstanding if the ratio for the Reverse Stock Split is 1-for-10.

The actual number of shares issued and outstanding after giving effect to the Reverse Stock Split will depend on the ratio for the Reverse Stock Split that is ultimately determined by the Board of Directors as well as the impact of payment of cash in lieu of fractional shares.

The Reverse Stock Split will affect all holders of our shares uniformly and will not affect any shareholder’s percentage ownership interest in the Corporation, except that, as described below under “– Fractional Shares,” record holders otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive cash in lieu of such fractional share. In addition, the Reverse Stock Split will not affect any shareholder’s proportionate voting power (subject to the treatment of fractional shares).

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Proxy Statement Rand Capital Corporation

Effect of the Reverse Split on the Number of Authorized Shares of Our Common Stock

The Reverse Stock Split does not change the number of our authorized shares, which will remain at 100,000,000 shares. Because we are not changing the number of authorized shares, the practical effect of the Reverse Stock Split will be to provide us with additional authorized but unissued shares of our post-Reverse Stock Split common shares available for future issuance. For example, based on 14,655,321 shares issued and outstanding as of November 15, 2019, if the ratio for the Reverse Stock Split is 1-for-7, immediately following the Reverse Stock Split, the Corporation would have approximately 2,093,617 shares issued and outstanding and approximately 97,906,383 authorized but unissued shares available for future issuances, an increase in the number of authorized but unissued shares available for future issuance of approximately 12,561,704 shares. In addition, also based on 14,655,321 shares issued and outstanding as of November 15, 2019, if the ratio for the Reverse Stock Split is 1-for-10, immediately following the Reverse Stock Split, the Corporation would have approximately 1,465,532 shares issued and outstanding and approximately 98,534,468 authorized but unissued shares available for future issuances, an increase in the number of authorized but unissued shares available for future issuance of approximately 13,189,789 shares.

The Board of Directors also believes that it is prudent and advisable for us to retain a sufficient number of authorized but unissued shares to better position ourselves with added flexibility to raise additional capital through a variety of possible financing transactions and/or consummate mergers, acquisitions, combinations and various other strategic alternatives, and in order to avoid delays that might otherwise arise if we were required to solicit shareholder approval for additional shares at the time of a proposed transaction. Our authorized but unissued common shares may be issued at the direction of the Board of Directors at such times, in such amounts and upon such terms as the Board of Directors may determine, without further approval of our shareholders unless, in any instance, such approval is expressly required by law. The resulting increase in the number of authorized shares as a result of the Reverse Stock Split may affect the rights of existing holders of shares to the extent that future issuances of shares reduce each existing shareholder’s proportionate ownership and voting rights in the Corporation. In addition, possible dilution caused by future issuances of shares could be accompanied by a decline in the market price of our shares, assuming a market for our shares continues, of which there is no assurance.

The additional common shares that will be available for issuance following the Reverse Stock Split could have material anti-takeover consequences, including the ability of the Board of Directors to issue additional shares without additional shareholder approval because unissued common shares could be issued by the Board of Directors in circumstances that may have the effect of delaying, deterring or preventing takeover bids. In addition, because shareholders do not have preemptive rights under our Certificate of Incorporation or by-laws, the rights of existing shareholders may (depending on the particular circumstances in which the additional shares are issued) be diluted by any such issuance and increase the potential cost to acquire control of the Corporation. However, notwithstanding this authority, we would be required under Nasdaq rules to obtain shareholder approval if the proposed issuance would exceed 20% of the outstanding shares. In proposing the Reverse Stock Split, the Board of Directors was not aware of any attempt to take control of the Corporation and was not motivated by the threat of any attempt to accumulate shares or otherwise gain control of the Corporation.

The Board of Directors does not intend to issue any additional shares except on terms that it deems to be in the best interest of the Corporation and our shareholders. It is not anticipated that our financial condition, the percentage ownership of management, the number of shareholders, or any aspect of our business will materially change as a result of the Reverse Stock Split.

Effect on Registered and Beneficial Shareholders

When effectuating the Reverse Stock Split, we intend to treat shareholders holding shares in “street name” (that is, held through a broker, bank or other nominee) in the same manner as registered shareholders whose shares are registered in their names. Brokers, banks or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares in “street name;” however, these brokers, banks or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares with a broker, bank or other nominee, and have any questions in this regard, we encourage you to contact your nominee.

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Proxy Statement Rand Capital Corporation

Effect on Registered “Book-Entry” Shareholders

The Corporation’s registered shareholders may hold some or all of their shares electronically in book-entry form. These shareholders will not have stock certificates evidencing their ownership of common shares. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

●	If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares in registered book-entry form or your cash payment in lieu of any fractional shares, if applicable.

●	If you are entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective date of the Reverse Stock Split indicating the number of shares you hold.

●	If you are entitled to a payment in lieu of any fractional shares, a check will be mailed to you at your registered address as soon as practicable after the effective date of the Reverse Stock Split. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

Effect on Registered Certificated Shares

Some registered shareholders hold their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the Reverse Stock Split, if any. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-Reverse Stock Split shares for a statement of holding for your post-Reverse Stock Split shares, together with any payment of cash in lieu of fractional shares to which you are entitled. When you submit your certificate representing the pre-Reverse Stock Split shares, your post-Reverse Stock Split shares will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will only receive a statement of holding that indicates the number of post-Reverse Stock Split shares you own in book-entry form and you will not receive a new share certificate from the Corporation.

THEREFORE, SHAREHOLDERS HOLDING SHARE CERTIFICATES SHOULD BE AWARE THAT, AFTER you submit your EXISTING SHARE certificate(S) representing YOUR pre-Reverse Stock Split shares, your post-Reverse Stock Split shares will ONLY be held electronically in book-entry form and you will not receive a new sHARE certificate REPRESENTING YOUR POST-REVERSE STOCK SPLIT SHARES from the CoRPORATION.

Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares. If you are entitled to a payment in lieu of any fractional shares, payment will be made as described below under “–Fractional Shares.”

SHAREHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

As applicable, new share certificates evidencing post-Reverse Stock Split shares that are issued in exchange for pre-Reverse Stock Split shares representing restricted shares will contain the same restrictive legend as on the old certificates. For purposes of determining the term of the restrictive period applicable to the post-Reverse Stock Split shares, the time period during which a shareholder has held their existing pre-Reverse Stock Split shares will be included in the total holding period.

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Proxy Statement Rand Capital Corporation

Fractional Shares

Fractional shares will not be issued in connection with the Reverse Stock Split. Shareholders of record and shareholders who hold their shares through a bank, broker, custodian or other nominee who would otherwise hold fractional shares as a result of the Reverse Stock Split will receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares. Each such shareholder will receive an amount in cash equal to the fraction of one share to which such shareholder would otherwise be entitled multiplied by the closing price of a share of our common stock on the Nasdaq Stock Market as adjusted to give effect to the Reverse Stock Split on the last trading day preceding the effective date of the Reverse Stock Split.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests resulting from the Reverse Stock Split that are not timely claimed after the effective time in accordance with applicable law may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The Reverse Stock Split will not affect the par value of our shares, which will remain $0.10 per share. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to shares and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split.

No Appraisal Rights

Shareholders will not have dissenters’ or appraisal rights under the BCL or under the Corporation’s Certificate of Incorporation in connection with the proposed Reverse Stock Split.

Federal Income Tax Consequences of the Reverse Stock Split

Unless otherwise specifically indicated herein, this summary addresses the U.S. federal income tax consequences only to a beneficial owner of shares that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person or (iv) an estate whose income is subject to U.S. federal income taxation regardless of its source (a “U.S. Holder”). This summary does not address all of the U.S. federal income tax consequences that may be relevant to a holder based on the holder’s personal circumstances or particular situation, such as (i) the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our shares as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes or (iii) persons that do not hold our shares as “capital assets” (generally, property held for investment). This summary does not address the U.S. federal alternative minimum tax consequences or state, local or foreign tax consequences of the Reverse Stock Split.

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Proxy Statement Rand Capital Corporation

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

The following discussion summarizing certain U.S. federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date this Proxy Statement was first mailed to shareholders. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Our views regarding the tax consequences of the Reverse Stock Split are not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or the courts would accept the positions expressed herein. No legal or U.S. tax opinion is being given, nor will any rulings be sought from the IRS with respect to any U.S. federal income tax issue.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ALTERNATIVE MINIMUM AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. Therefore, a U.S. Holder generally will not recognize gain or loss on the Reverse Stock Split as a result of the receipt of the shares following the effective date of the Reverse Stock Split, solely in exchange for shares held prior to the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged. A holder of the pre-Reverse Stock Split shares who receives cash in lieu of a fractional share will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-Reverse Stock Split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-Reverse Stock Split shares were held for one year or less and long term if such shares were held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the receipt of cash in lieu of fractional shares by U.S. Holders that are not exempt recipients (such as corporations). A backup withholding tax, currently at a rate of 24%, may apply to such payments if the U.S. Holder (i) fails to provide to us or our distribution agent a taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding.

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Proxy Statement Rand Capital Corporation

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

Non-U.S. Holders

The following is a general discussion of the material U.S. federal income tax consequences to Non-U.S. Holders of shares in connection with the Reverse Stock Split. A “Non-U.S. Holder” is an individual, corporation, trust or estate that is a beneficial owner of common shares, holds such shares as a capital asset and is not a U.S. Holder.

Gain realized by a Non-U.S. Holder on the receipt of cash in lieu of fractional shares generally will not be subject to U.S. federal income tax or withholding, unless:

●	the gain is U.S. trade or business income that is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business or, in the case of a treaty resident, attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States; or

●	subject to certain exceptions, the Non-U.S. Holder is an individual who holds shares as a capital asset, is present in the United States for 183 days or more in the taxable year at issue and meets certain other requirements; or

●	the Corporation is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the transaction and the Non-U.S. Holder’s holding period in the shares, and the Non-U.S. Holder does not fall within a de minimis exemption.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A Non-U.S. Holder that is a corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses from the same taxable year (even though the individual is not considered a resident of the United States), provided that the non-U.S. Holder has timely filed a U.S. federal income tax return with respect to such losses.

We believe that we have not been and are not currently a U.S. real property holding corporation and, therefore, the third bullet point does not apply to gain realized by a Non-U.S. Holder on the receipt of cash in lieu of fractional shares.

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Proxy Statement Rand Capital Corporation

THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS SUMMARY ASSUMES THAT OUR SHARES ARE HELD AS “CAPITAL ASSETS” AS DEFINED IN THE CODE, AND DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO OUR SHAREHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. THE STATE AND LOCAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT MAY VARY AS TO EACH SHAREHOLDER DEPENDING ON THE STATE IN WHICH SUCH SHAREHOLDER RESIDES. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH SHAREHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE REVERSE STOCK SPLIT, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE STOCK SPLIT ON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH SHAREHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

Required Vote

The approval of the Reverse Stock Split and related form of amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote at the Special Meeting. Abstentions and broker non-votes, if any, will have the same effect as a vote against this proposal.

The Board of Directors recommends that you vote FOR Proposal 4 to approve the Reverse Stock Split and a related form of amendment to the Certificate of Incorporation, pursuant to which, when and if finally approved by the Corporation’s board of directors, each shareholder will receive one share in exchange for no fewer than seven (7) shares and no greater than ten (10) shares owned at that time, with the exact ratio to be determined by the Board of Directors.

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Proxy Statement Rand Capital Corporation

OTHER BUSINESS

Rand does not know of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

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Proxy Statement Rand Capital Corporation

Shareholder Proposals for the 2020 Annual Meeting

Consistent with the Corporation’s historical practice of holding its Annual Meeting of Shareholders in mid-April of each year, the Corporation has scheduled its 2020 Annual Meeting of Shareholders for April 23, 2020. Please note that the Corporation has scheduled to hold its 2020 Annual Meeting of Shareholders on a date that has changed by more than 30 days from the anniversary date of the 2019 Annual Meeting of Shareholders, which is to be held on December 30, 2019.

Shareholder proposals intended to be presented at the 2020 Annual Meeting of Shareholders and to be considered for inclusion in Rand’s proxy statement and form of proxy for that meeting must be received at Rand’s offices not later than December 31, 2019, which date the Corporation believes is a reasonable time before the Corporation begins to print and mail its proxy materials for the 2020 Annual Meeting of Shareholders. The Corporation’s by-laws provide that no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the Board of Directors or by a shareholder entitled to vote who has delivered notice to the Corporation (containing the information specified in the Corporation’s by-laws) not later than 90 days nor more than 120 days in advance of the anniversary date of the prior year’s annual meeting of shareholders; provided; however that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be received by the Corporation not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Corporation’s proxy statement. Given the 2020 Annual Meeting of Shareholders has been scheduled to be held on a date that has changed by more than 30 days from the anniversary date of the 2019 Annual Meeting of Shareholders, any shareholder wishing to submit a proposal for consideration at the 2020 Annual Meeting of Shareholders, which is not submitted for inclusion in the proxy statement, should do so not later than December 13, 2019. In addition, under the Corporation’s by-laws, nominations for director may be made only by the Board of Directors, by the Governance and Nominating Committee, or by a shareholder entitled to vote who has delivered written notice to the Corporation (containing the information specified in the Corporation’s by-laws) not later than 90 days nor more than 120 days in advance of the anniversary date of the prior year’s annual meeting of shareholders, except, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date of the prior year’s annual meeting of shareholders, notice by the shareholder must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Given the 2020 Annual Meeting of Shareholders has been scheduled to be held on a date that has changed by more than 30 days from the anniversary date of the 2019 Annual Meeting of Shareholders, any shareholder wishing to provide notice of a director nomination for the 2020 Annual Meeting of Shareholders should do so not later than December 13, 2019.

December 3, 2019	By Order of the Board of Directors
Erland E. Kailbourne
Chairman of the Board

It is important that proxies be returned promptly. Shareholders are urged to complete, sign, date and return the proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the Annual Meeting in person you may, if you wish, withdraw your proxy and vote in person.

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Proxy Statement Rand Capital Corporation

Multiple Copies of our Annual Report and Proxy Statement (Householding)

When more than one holder of Rand common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Rand common stock in “street name” for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

Rand will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in “street name”, at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of our annual report and proxy statement, you may call or write Elspeth A. Donaldson, Office Manager, Rand Capital Management LLC, 2200 Rand Building, Buffalo, New York 14203, telephone (716) 853-0802 or email her at eadonaldson@randcapital.com. You may also access a copy of Rand’s annual report and proxy statement on our website, www.randcapital.com, or via the SEC’s EDGAR home page, www.sec.gov/edgar/searchedgar/companysearch.html.

You may also contact Miss Donaldson at the address or telephone number above if you are a shareholder of record of Rand and you wish to receive a separate annual report and proxy statement in the future, or if you are currently receiving multiple copies of our annual report and proxy statement and want to request delivery of a single copy in the future. If your shares are held in “street name” and you want to increase or decrease the number of copies of our annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

FINANCIAL STATEMENTS AVAILABLE

A copy of Rand’s 2018 annual report containing audited financial statements accompanies this Proxy Statement.

Rand will provide without charge to each shareholder upon written request a copy (without exhibits, unless otherwise requested) of Rand’s Annual Report on Form 10-K required to be filed with the SEC for the year ended December 31, 2018. Requests for copies should be addressed to Investor Relations, Rand Capital Corporation, 2200 Rand Building, Buffalo, New York, 14203. Requests may also be directed to (716) 853-0802 or to eadonaldson@randcapital.com via email. Copies may also be accessed electronically by means of the SEC’s EDGAR home page on the internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

FINAL PAGE OF PROXY STATEMENT

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